                                                                     EXHIBIT 5.2

                              [CHINESE CHARACTERS]

                         GRANDALL LEGAL GROUP (SHANGHAI)

              [CHINESE CHARACTERS] 31 [CHINESE CHARACTERS], 200041

     31/F, NANZHENG BUILDING, 580 NANJING ROAD WEST, SHANGHAI, CHINA, 200041
        [CHINESE CHARACTERS]/TEL.: (8621) 5234-1668 [CHINESE CHARACTERS]
                             /FAX: (8621) 5234-1670

                [CHINESE CHARACTERS]/WEBSITE: WWW.GRANDALL.COM.CN

                                    [   ], 2004

Shanda Interactive Entertainment Limited
No. 1 Intelligence Office Building
No. 690, Bibo Road
Pudong New Area, Shanghai 201203
People's Republic of China

Goldman Sachs (Asia) L.L.C.
68th Floor, Cheung Kong Center
2 Queen's Road Central
Hong Kong

Dear Sirs,

     We are qualified lawyers of the People's Republic of China (the "PRC") and as such are qualified to issue this opinion on the laws of the PRC. We are acting as PRC counsel to Shanda Interactive Entertainment Limited, a corporation organized under the laws of the Cayman Islands (the "Company") in connection with the global offering (the "Offering") of the Company's American Depositary Shares ("ADSs") as evidenced by American Depositary Receipts, each representing two Ordinary Shares, par value US$0.01 per share (the "Shares") of the Company. On or about the date hereof, the Company will file a registration statement on Form F-1 (the "Registration Statement"), which will include a prospectus (the "Prospectus"), with the United States Securities and Exchange Commission (the "SEC").

     We have been requested to give this opinion with regard to (i) the legality of the ownership structure of the Company, Shengqu Information Technology (Shanghai) Co., Ltd. ("Shengqu") and Shanghai Shanda Networking Co. Ltd. ("Shanda Networking"), both as of the date of this opinion and after giving effect to the Offering, (ii) the validity and enforceability of certain contractual and authorization arrangements between Shengqu, Shanda Networking and the shareholders of Shanda Networking, and (iii) the legality of the business operations of the Company, Shengqu and Shanda Networking as described in the Prospectus, pursuant to the laws of the

PRC in connection with the filing by the Company of the Registration Statement with the SEC.

     This opinion is rendered on the basis of the PRC Laws (other than the laws of Hong Kong, Macao or Taiwan) effective as at the date hereof. We do not purport to be experts on, and do not purport to be generally familiar with or qualified to express legal opinions based on, any laws other than the laws of the PRC and accordingly express no legal opinions herein based upon any laws other than the laws of the PRC.

     In rendering this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, Shengqu and Shanda Networking and each of their respective subsidiaries and such instruments, agreements, certificates of officers or representatives of the Company, Shengqu and Shanda Networking and each of their respective subsidiaries and such other documents as we have considered necessary or appropriate as a basis for the opinions set forth herein. In particular, we have reviewed each of the documents set forth below:

     (a) The Amended and Restated Equipment Leasing Agreement, dated December 9, 2003, between Shengqu and Shanda Networking, pursuant to which Shengqu shall lease to Shanda Networking such equipment that Shanda Networking may request from time to time;

     (b) The Amended and Restated Strategic Consulting Service Agreement, dated December 9, 2003, between Shengqu and Shanda Networking, pursuant to which Shengqu provides strategic consulting and related services to Shanda Networking;

     (c) The Amended and Restated Technical Support Agreement, dated December 9, 2003, between Shengqu and Shanda Networking, pursuant to which Shengqu provides technical support services to Shanda Networking for the maintenance of Shanda Networking's servers, networks , other equipment, software and systems;

     (d) The Amended and Restated Billing Technology License Agreement, dated December 9, 2003, between Shengqu and Shanda Networking, pursuant to which Shengqu granted an exclusive license to Shanda Networking for the use of a billing system software in Shanda Networking's operations;

     (e) The Amended and Restated Online Game Software Marketing and License Agreement, dated December 9, 2003, between Shengqu and Shanda Networking, pursuant to which Shengqu granted Shanda Networking a license to operate version 1.5 of World of Legend game software and to maintain relevant servers and provide related customer services in mainland China and Hong Kong;

     (f) The Asset Transfer Agreement, dated February 18, 2003, and three Supplementary Agreements dated February 25, 2003, June 20, 2003 and December 18, 2003, respectively, between Shengqu and Shanda

          Networking pursuant to which Shanda Networking transferred to Shengqu substantially all of the assets that it owned as of February 18, 2003 and were not related to its ICP licensing;

     (g) The Equipment Transfer Agreement, dated June 20, 2003, between Shengqu and Shanda Networking, pursuant to which Shanda Networking transferred to Shengqu computers, servers and other equipment that Shanda networking acquired between February 18, 2003 and May 31, 2003;

     (h) The "E-sales System 2.0" Software Licensing Agreement, the "Shanda Xintianyou 1.0" Software Licensing Agreement and the "Keep in Touch" Software Licensing Agreement, all dated December 9, 2003, between Shengqu and Shanda Networking, pursuant to which Shengqu granted non-exclusive and non-transferable licenses to Shanda Networking for installation and operation of the said software on designated computers;

     (i) The Share Pledge Agreement, dated December 30, 2003, between Shengqu and Tianqiao Chen and Danian Chen, pursuant to which Tianqiao Chen and Danian Chen pledged their shares in Shanda Networking to secure Shanda Networking's payments to Shengqu under the above-mentioned economic transfer contractual arrangements as set forth in (a) through (h);

     (j) The Purchase Option and Cooperation Agreement, dated December 30, 2003, among Shengqu, Shanda Networking, Tianqiao Chen and Danian Chen, pursuant to which Tianqiao Chen, Danian Chen and Shanda Networking granted Shengqu an option to purchase the Tianqiao Chen's and Danian Cheng's equity interest in Shanda Networking or the assets held by Shanda Networking;

     (k) Proxy from Tianqiao Chen, dated December 30, 2003, to grant certain shareholder's rights in connection with Shanda Networking to an individual appointed by Shengqu; and

     (l) Proxy from Danian Chen, dated December 30, 2003, to grant certain shareholder's rights in connection with Shanda Networking to an individual appointed by Shengqu (together with the documents referred to in (a) through (k), the "Restructuring Agreements").

     For the purpose of providing this opinion, we have assumed:

     (i) the genuineness of all signatures, authenticity of each document submitted to us as an original, that each signature on behalf of a party thereto is that of a person duly authorized to execute the same, the conformity with the originals of all documents provided to us as copies thereof and of the correctness of all facts and information stated or given in such documents; and

     (ii) that the factual information provided in the undertakings by each of Shengqu, Shenda Networking , Tianqiao Chen and Danian Chen is true and correct.

     Having examined all applicable laws, regulations, rules, orders, decrees, guidelines and notices ("Laws") of the PRC, we are of the opinion that:

          i. Shengqu has been duly organized and is validly existing as a wholly-foreign owned enterprise with limited liability under the Laws of the PRC and its business license is in full force and effect; Shengqu has been duly qualified as a foreign invested enterprise; 100% of the equity interest of Shengqu is indirectly owned by the Company and, to the best of our knowledge after due inquiry, such equity interest is free and clear of all liens, encumbrances, equities or claims; the articles of association of Shengqu comply with the requirements of applicable Laws of the PRC and are in full force and effect; Shengqu has full power and authority (corporate and other) and all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any court, governmental agency or body having jurisdiction over Shengqu or any of its properties required for the ownership or lease of property by it and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus.

          ii. Shanda Networking has been duly organized and is validly existing as a limited liability company under Laws of the PRC and its business license is in full force and effect; 70% and 30% of the equity interest of Shanda Networking is owned by Tianqiao Chen and Danian Chen (together, the "Shareholders"), respectively, and to the best of our knowledge after due inquiry, except for the Share Pledge Agreement and the Purchase Option and Cooperation Agreement, such equity interests are free and clear of all liens, encumbrances, equities or claims; each of the Shareholders is a PRC citizen; the articles of association of Shanda Networking comply with the requirements of applicable PRC Laws and are in full force and effect; Shanda Networking has full power and authority (corporate and other) and has all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any court, governmental agency or body having jurisdiction over Shanda Networking or any of its properties required for the ownership or lease of property by it and the conduct of its business and, except as disclosed in the Prospectus, has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus.

          iii. Shengqu has the corporate power to enter into and perform its obligations under each of the Restructuring Agreements to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Restructuring Agreements to which it is a party. Each of the Restructuring Agreements to which Shengqu is a party constitutes a valid and legally binding obligation of Shengqu in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          iv. Shanda Networking has the corporate power to enter into and perform its obligations under each of the Restructuring Agreements to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Restructuring Agreements to which it is a party. Each of the Restructuring Agreements to which Shanda Networking is a party constitutes a valid and legally binding obligation of Shanda Networking in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          v. Each of the Shareholders has executed and delivered each of the Restructuring Agreements to which he is a party. Each of the Restructuring Agreements to which each of the Shareholders is a party constitutes a valid and legally binding obligation of each of the Shareholders in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          vi. The execution and delivery by Shengqu of, and the performance by Shengqu of its obligations under, each of the Restructuring Agreements to which it is a party and the consummation by Shengqu of the transactions contemplated therein (a) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Shengqu is a party or by which Shengqu is bound or to which any of the properties or assets of Shengqu is bound or to which any of the properties or assets of Shengqu is subject, except for such conflicts, breaches, violations or defaults which would not (A) individually or in the aggregate, have a materially adverse effect on the general affairs, management, shareholders' equity, results of operations or position, financial or otherwise, of Shengqu, or (B) affect the validity of, or have any adverse effect on, the issue and sale of the Shares and ADSs or the other transactions contemplated in connection with the

                Offering; (b) will not result in any violation of the provisions of the articles of association, business license of Shengqu; and
                (c) will not result in any violation of any Laws of the PRC.

          vii. The execution and delivery by Shanda Networking of, and the performance by Shanda Networking of its obligations under, each of the Restructuring Agreements to which it is a party and the consummation by Shanda Networking of the transactions contemplated therein (a) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Shanda Networking or any of its subsidiaries is a party or by which Shanda Networking or any of its subsidiaries is bound or to which any of the properties or assets of Shanda Networking or any of its subsidiaries is bound or to which any of the properties or assets of Shanda Networking or any of its subsidiaries is subject, except for such conflicts, breaches, violations or defaults which would not (A) individually or in the aggregate, have a materially adverse effect on the general affairs, management, shareholders' equity, results of operations or position, financial or otherwise, of Shanda Networking and its subsidiaries, taken as a whole, or (B) affect the validity of, or have any adverse effect on, the issue and sale of the Shares and ADSs or the other transactions contemplated in connection with the Offering; (b) will not result in any violation of the provisions of the articles of association, business license of Shanda Networking; and (c) will not result in any violation of any Laws of the PRC.

          viii. The execution and delivery by each of the Shareholders of, and the performance by each of the Shareholders of his obligations under each of the Restructuring Agreements to which each of the Shareholders is a party and the consummation by each of the Shareholders of the transactions contemplated therein will not result in any violation of any Laws of the PRC.

          ix. Each of the Restructuring Agreements is in proper legal form under the Laws of the PRC for the enforcement thereof against Shengqu, Shanda Networking, the Shareholders, as the case may be, in the PRC without further action by Shengqu, Shanda Networking or the Shareholders; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the Restructuring Agreements in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC.

          x. Except as disclosed in the Prospectus, each of Shengqu and Shanda Networking has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all governmental agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Prospectus and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions not described in the Prospectus. Except as described in the Prospectus, neither Shengqu nor Shanda Networking has any reason to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and each of Shengqu and Shanda Networking is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects.

          xi. To the best of our knowledge after due inquiry, except for the alleged violations of the PRC copyright law and the PRC anti-unfair competition law in connection with the pending litigation filed by Wemade Entertainment Co., Ltd. with the Beijing First intermediate People's Court on October 9, 2003, with respect to which we express no opinion, neither Shengqu nor Shanda Networking is in breach of or in default under (i) any Laws of the PRC, (ii) any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any PRC governmental agencies (iii) their respective constituent documents or (iv) any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound.

     This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the headings "Risk Factors", "Our Corporate Structure", "Regulation", "Enforcement of Civil Liabilities", "Experts" and "Validity of the Securities" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the SEC thereunder.


                                                 Yours faithfully,




                                                 Grandall Legal Group (Shanghai)